Filed Pursuant to Rule 424(b)(3)
File No. 333-220480
ANGEL OAK STRATEGIC CREDIT FUND
Class A | Institutional Class | Class U | Class FI |

Supplement to the Statement of Additional Information (“SAI”),
dated May 31, 2022

October 31, 2022

This supplement provides updated information beyond that contained in the SAI and should be read in conjunction with the SAI.
At a meeting held on September 28, 2022, the Board of Trustees of Angel Oak Strategic Credit Fund (the “Fund”) approved: (i) Chase Eldredge to serve as Chief Compliance Officer of the Fund; (ii) Adam Langley to serve as President of the Fund; (iii) Dory S. Black to serve as Secretary of the Fund; and (iv) Kevin Sluss to serve as Vice President of the Fund.

Accordingly, the “Management – Officers of the Trust” section in the SAI is revised as follows:

Name and Year of Birth	Position with the Trust	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Officers of the Trust
Adam Langley 1967	President	Since 2022; indefinite term (other offices held 2015-2022)
Chief Operating Officer, Angel Oak Capital Advisers, LLC (since 2021); Chief Compliance Officer, Angel Oak Capital Advisors, LLC (2015-2022); Chief Compliance Officer of Falcons I, LLC (2018-2022); Chief Compliance Officer, Angel Oak Funds Trust (2015-2022); Chief Compliance Officer, Angel Oak Financial Strategies Income Term Trust (2018-2022); Chief Compliance Officer, Angel Oak Dynamic Financial Strategies Income Term Trust (2019-2022); Chief Compliance Officer, Angel Oak Credit Opportunities Fund (2021-2022); Chief Compliance Officer, Angel Oak Commercial Real Estate Solutions (2021-2022); Chief Compliance Officer, Buckhead One Financial Opportunities, LLC (2015-2022); Chief Compliance Officer, Angel Oak Capital Partners II, LLC (2016-2022); Chief Compliance Officer, Hawks I, LLC (2018-2022).

Kevin Sluss 1982	Vice President	Since 2022; indefinite term
Chief Risk Officer, Angel Oak Capital Advisors, LLC (since 2022); Senior Quantitative Analytics & Model Development Manager, PNC Bank (2019-2022); Senior Quantitative Analytics & Model Development Consultant, PNC Bank (2016-2019).

Dory S. Black, Esq. 1975	Secretary	Since 2015; indefinite term (other offices held 2015-2022)	General Counsel, Angel Oak Companies (since 2014).
Daniel Fazioli 1981	Treasurer	Since 2015; indefinite term	Chief Accounting Officer, Angel Oak Capital Advisors, LLC (since 2015).
Chase Eldredge 1989	Chief Compliance Officer	Since 2022; indefinite term	Chief Compliance Officer, Angel Oak Capital Advisors, LLC (since 2022); Chief Compliance Officer of Falcons I, LLC (since 2022); Chief Compliance Officer, Angel Oak Funds Trust (since 2022); Chief Compliance Officer, Angel Oak Financial Strategies Income Term Trust (since 2022); Chief Compliance Officer, Angel Oak Credit Opportunities Fund (since 2022); Senior Compliance Officer, Angel Oak Capital Advisors, LLC (2020-2022); Compliance Officer, Angel Oak Capital Advisors, LLC (2017-2020).

Please retain this Supplement with your SAI for future reference.